Exhibit 5.1

July 1, 2022

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Ladies and Gentlemen:

We have acted as special counsel to II-VI Incorporated, a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on the date hereof, for the registration under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale of an aggregate of 12,958,877 shares (the “Shares”) of the Company’s common stock, no par value (“II-VI Common Stock”).

On July 1, 2022, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of March 25, 2021 (the “Merger Agreement”), by and among the Company, Watson Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Coherent, Inc., a Delaware corporation (“Coherent”), Merger Sub merged with and into Coherent, and Coherent continued as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger (the “Effective Time”), the Company assumed 403,675 restricted stock units (each an “Assumed Coherent RSU”) granted pursuant to the Coherent, Inc. 2011 Equity Incentive Plan or the Coherent, Inc. Equity Incentive Plan (collectively, the “Coherent Equity Incentive Plans”). Each Assumed Coherent RSU is subject to substantially the same terms and conditions as applied to the Assumed Coherent RSU immediately prior to the Effective Time, except that the number of shares of II-VI Common Stock subject to each Assumed Coherent RSU has been adjusted in accordance with the terms of the Merger Agreement and any Assumed Coherent RSUs that were subject to performance-based vesting conditions are subject solely to time- and service-based vesting. An aggregate of 1,999,523 shares of II-VI Common Stock is issuable in connection with the Assumed Coherent RSUs. Other than the Assumed Coherent RSUs, the Company did not assume any other awards outstanding under the Coherent Equity Incentive Plans as of the Effective Time. However, as of the Effective Time, the Company did assume the unused capacity under the Coherent Equity Incentive Plans. In addition to the Assumed Coherent RSUs, this Registration Statement covers 10,959,354 shares of II-VI Common Stock issuable in accordance with the terms of the Coherent Equity Incentive Plans.

K&L GATES LLP

K&L GATES CENTER    210 SIXTH AVENUE    PITTSBURGH    PA 15222-2613

T +1 412 355 6500 F +1 412 355 6501 klgates.com

II-VI Incorporated

July 1, 2022

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined copies of the following documents: (i) the Coherent Equity Incentive Plans; (ii) the Company’s Amended and Restated Articles of Incorporation; (iii) the Company’s Amended and Restated Bylaws, as amended and restated effective November 19, 2021; (iv) the Merger Agreement; (v) the corporate actions of the Company with respect to the Coherent Equity Incentive Plans, the Registration Statement and the Shares; and (vi) certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below. In rendering our opinion expressed below, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that the Shares have been duly authorized and that the Shares, when issued in accordance with the terms of the Coherent Equity Incentive Plans, as applicable, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are limited to the Business Corporation Law of the Commonwealth of Pennsylvania. The foregoing opinions are rendered as of the date of this opinion letter. We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP